EXHIBIT 99.2
Authorization Cards

Exhibit 99.2 - 1

ISABELLA BANK CORPORATION

Stockholder Dividend Reinvestment and Employee Stock Purchase Plan Authorization	Please enroll me in the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan (the “Plan”).
Card SH
I hereby appoint the Plan Administrator as my agent under the terms and conditions of the Plan, as described in the Prospectus of the Plan that accompanied this card, to receive and apply the following to the purchase of shares, without charge, as provided in the Plan:
So that we may identify your account, please PRINT your name and address below in addition to signing the card
.
DIVIDEND REINVESTMENT (Please select only one option.)
☐ 1. FULL DIVIDEND REINVESTMENT — Any dividends that may become payable to me on all Isabella Bank Corporation Common Stock now or hereafter registered to me.

☐ 2. PARTIAL DIVIDEND REINVESTMENT — Any dividends that may become payable to me on the following shares of my Isabella Bank Corporation Common Stock. Shs

OPTIONAL CASH INVESTMENT (Please select only one option.)
☐ 1. CHECK OR MONEY ORDER — The amount payable on the enclosed check or money order made payable to Isabella Bank Corporation, which amount is not less than $100.

☐ 2. AUTOMATIC BANK WITHDRAWAL — $ , which amount is not less than $25 and shall be automatically deducted from my United States bank account identified below by either a:

☐ ONE-TIME AUTOMATIC BANK WITHDRAWAL, or
☐ MONTHLY AUTOMATIC BANK WITHDRAWAL.

Account Number:
Routing Number:

       I understand that, if I selected Monthly Automatic Bank Withdrawals, my United States bank account identified above will be debited monthly in the amount requested on or about the 15th day of each month, until I change or revoke this authorization card.

I understand that I may change or revoke this authorization card at any time by notifying the Plan Administrator, in writing, of my desire to change or withdraw my participation.

Date
Stockholder
Stockholder
All joint owners must sign.
INSTRUCTIONS
1.	Please check only one of boxes No. 1 or No. 2 under “DIVIDEND REINVESTMENT,” and only one of boxes No. 1 or No. 2 under “OPTIONAL CASH INVESTMENT.” If you check box No. 2 under “OPTIONAL CASH INVESTMENT,” you must also check a box to indicate whether the Automatic Bank Withdrawal should be one-time or monthly, and you must provide accurate account information.
2.	Under each of the options, regardless of the one you select, dividends received on shares accumulated and held under the Plan will be reinvested.

Exhibit 99.2 - 2

3.	Be sure to date and sign the card and return it to Isabella Bank Corporation, 401 N. Main St., Mt. Pleasant, Michigan, 48858, Attention: Plan Administrator of the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.

Exhibit 99.2 - 3

ISABELLA BANK CORPORATION

Stockholder Dividend Reinvestment and Employee Stock Purchase Plan Authorization	Please enroll me in the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan (the “Plan”).
Card EE	PAYROLL DEDUCTION — I hereby appoint the Plan Administrator as my agent under the terms and conditions of the Plan, as described in the Prospectus of the Plan that accompanied this card, to receive and apply the following to the purchase of shares, without charge, as provided in the Plan:
So that we may identify your account, please PRINT your name and address below in addition to signing the card.

$ of my periodic compensation check from (Name of Employer)

I acknowledge that amounts deducted from my compensation checks will be subject to all applicable federal, state and local taxes even though I do not actually receive the deducted amount but, instead, it is applied to the purchase of Common Stock.

I acknowledge that dividends received on shares held in my Plan account will automatically be reinvested in additional Common Stock.

I understand that this authorization card will continue in effect without further action on my part, until I change or revoke it. I may change or revoke this authorization at any time by notifying the Plan Administrator, in writing, of my desire to change or withdraw my participation. However, I also understand that my request to change or withdraw my participation will be effective as of my next regular compensation check only if my employer receives notice thereof not less than 96 hours before compensation checks are distributed.

Date

Employee
Be sure to date and sign the card and return it to Isabella Bank Corporation, 401 N. Main St., Mt. Pleasant, Michigan, 48858, Attention: Plan Administrator of the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.

Exhibit 99.2 - 4